EXHIBIT 99.1

NEWS RELEASE
2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Stephen G. Rutledge	RELEASE DATE: February 9, 2005
Senior Vice President, CFO
and Chief Investment Officer
(334) 613-4500

ALFA CORPORATION REPORTS RECORD 2004 RESULTS

Montgomery, Alabama (February 9, 2005) — Alfa Corporation (Nasdaq/NM:ALFA) today announced record financial results for the year ended December 31, 2004. Operating income for the year was a record $84,863,334, or $1.05 per diluted share, compared with operating income of $74,397,596, or $0.93 per diluted share for 2003, an increase of 13.9% on a per share basis. Net income, which includes net realized investment gains, was a record $89,444,959, or $1.11 per diluted share for 2004, compared with $78,468,948, or $0.98 per diluted share in 2003, a per share increase of 13.8%. Premiums and policy charges for 2004 increased 6.9% to $561,356,040.

Operating income for the fourth quarter of 2004 was $21,479,250, or $0.27 per diluted share, compared with fourth quarter 2003 operating income of $20,418,133, or $0.25 per diluted share. After net realized investment gains, net income for the fourth quarter of 2004 was $22,681,694, or $0.28 per diluted share, compared with $21,780,443, or $0.27 per diluted share, in the prior-year period. Premium revenue for the final three months of 2004 increased 6.0% to $141,935,932.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “We are very pleased with our 2004 results. Once again we have produced a record year, with a 14% increase in net income. Even though the storms in 2004 created a great deal of extra work for our entire organization, our team did not lose focus. We have excelled in servicing our policyholders and, at the same time, delivered outstanding financial results. As I look forward, I am excited about the addition of Alfa Vision, our new nonstandard automobile company, which will add insurance production in nine new states. We expect this new company, together with the addition of Alfa Virginia Mutual to our inter-company pooling agreement, will substantially increase Alfa’s geographic reach and enhance our growth potential in the coming years.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 1-800-289-0518, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet play of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

For unaudited quarterly financial statements for the fourth quarter and year ended December 31, 2004 and 2003, along with additional information, click here: http://www.irinfo.com/alfa/4q04fs.pdf.

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Alfa Corporation Reports Record 2004 Results

February 9, 2005

ALFA CORPORATION

Financial Highlights

	Year Ended December 31,			Three Months Ended December 31,
	2004	2003	Change	2004	2003	Change
Premiums and Policy Charges	$561,356,040	$525,229,034	6.9%	$141,935,932	$133,858,864	6.0%
Net Investment Income	89,354,899	83,091,632	7.5%	22,470,548	19,633,970	14.4%
Other Income	2,608,097	4,351,873	(40.7%)	444,838	880,684	(49.5%)

Total Revenues	653,319,036	612,672,539	6.6%	164,851,318	154,373,518	6.8%
Total Expenses	539,738,243	512,339,341	5.3%	137,645,678	128,010,708	7.5%

Income Before Provision for Income Taxes	113,580,793	100,333,198	13.2%	27,205,640	26,362,810	3.2%
Provision for Income Taxes	28,717,459	25,935,602	10.7%	5,726,390	5,944,677	(3.7%)

Operating Income*	84,863,334	74,397,596	14.1%	21,479,250	20,418,133	5.2%
Realized Investment Gains, Net of Tax	4,581,625	4,071,352	12.5%	1,202,444	1,362,310	(11.7%)

Net Income	$89,444,959	$78,468,948	14.0%	$22,681,694	$21,780,443	4.1%

Operating Income Per Share*
Basic	$1.06	$0.93	13.8%	$0.27	$0.25	5.8%
Diluted	$1.05	$0.93	13.9%	$0.27	$0.25	5.8%

Net Income Per Share
Basic	$1.12	$0.98	13.7%	$0.28	$0.27	4.7%
Diluted	$1.11	$0.98	13.8%	$0.28	$0.27	4.7%

Average Number of Shares Outstanding
Basic	79,984,651	79,808,669		79,829,520	80,293,809
Diluted	80,489,502	80,390,001		80,356,539	80,827,936

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies - including political, economic, regulatory, climatic, competitive, legal, and technological - any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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